Exhibit 10.2
Form of
SUPPORT AGREEMENT
          This SUPPORT AGREEMENT (this “Agreement”) is entered into as of the 23rd day of October 2009, by and among Builders FirstSource, Inc., a Delaware corporation (the “Company”), and each of the holders (including any Permitted Transferees (as hereinafter defined) pursuant to Section 1(g) hereof, each a “Holder” and collectively, the “Holders”) of the outstanding Second Priority Senior Secured Floating Rate Notes due 2012 of the Company, CUSIP No. 12008R-AB-3 (the “Notes”) signatory hereto. The Company and the Holders are each referred to herein individually as a “Party,” and together as the “Parties.”
WITNESSETH
          WHEREAS, as part of the Recapitalization (as hereinafter defined) of the Company, the Company proposes to distribute, at no charge, to each holder of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on a record date to be set by the Board of Directors of the Company (the “Board”), transferable rights (the “Rights” and, the associated offering, the “Rights Offering”) to subscribe for and purchase up to 58,571,428 shares (the “Offered Shares”) of Common Stock, at a price of $3.50 per share (as adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, stock distribution or similar event, the “Subscription Price”), such that, if the Rights are exercised in full, the Company will receive gross proceeds of $205.0 million (the “Aggregate Offering Amount”); and
          WHEREAS, in order to facilitate the Rights Offering, the Company is herewith entering into an Investment Agreement (the “Investment Agreement”), a copy of which is attached as Exhibit A hereto, with JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”) (each of JLL Fund V and Warburg Pincus, an “Investor,” and collectively, the “Investors”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the Investors agree, (i) to the extent that the gross proceeds of the Right Offering are less than $75.0 million, to purchase, upon expiration of the Rights Offering, at the Subscription Price, a number of Offered Shares not subscribed for and purchased by holders of Rights upon exercise of Rights, such that the total gross proceeds of the Rights Offering equal $75.0 million (“Unsubscribed Shares”) and (ii) to the extent that the Rights Offering is not fully subscribed, to exchange the Notes held indirectly by such Investors (the “Investor Notes”) for shares of Common Stock at an exchange price equal to the Subscription Price, to the extent of such deficiency and subject to the rights of other holders of Notes that participate in such exchange as more fully set forth herein; and

          WHEREAS, as part of the Recapitalization, and as more fully described herein, the Company intends to conduct a debt exchange through transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereunder, pursuant to which participating holders of Notes will be permitted to make an election, using a Form of Election substantially in the form attached hereto as Exhibit B, to exchange, at par, the issued and outstanding Notes held by them (i) for new second lien debt securities having the terms set forth on Exhibit C hereto (“New Notes”) and/or (ii) for cash from a portion of the gross proceeds of the Rights Offering and (iii) under certain circumstances, for shares of Common Stock at an exchange price equal to the Subscription Price in transactions exempt from the registration requirements of the Securities Act (collectively, the “Debt Exchange” and, together with the Rights Offering, the “Recapitalization”); and
          WHEREAS, pursuant to the Investment Agreement, the first $75.0 million of gross proceeds received by the Company from the Rights Offering and/or the sale of the Unsubscribed Shares to the Investors will be used by the Company for general corporate purposes and to pay all fees and expenses incurred in connection with the Recapitalization, and the remaining proceeds, if any, from the sale of the Offered Shares pursuant to the Rights Offering will be used to repurchase outstanding Notes pursuant to the Debt Exchange; and
          WHEREAS, in connection with the Debt Exchange, the Company intends to seek consents (“Consents”) pursuant to a consent solicitation (the “Consent Solicitation”) to proposed amendments, substantially on the terms set forth on Exhibit D hereto (collectively, the “Proposed Amendments”), to the Indenture, dated as of February 11, 2005, among the Company, the subsidiary guarantors party thereto, and Wilmington Trust Company, as trustee (the “Old Indenture”), governing the Notes that would eliminate certain restrictive covenants and release all of the liens on the collateral securing the Notes; and
          WHEREAS, the execution of this Agreement by each Holder shall constitute such Holder’s agreement to (i) exchange all Notes held by such Holder in the Debt Exchange, other than any such Notes Transferred (as hereinafter defined) by such Holder to a Permitted Transferee (as hereinafter defined), (ii) not Transfer any Notes held by such Holder, other than to a Permitted Transferee, at any time prior to the earlier of the Closing (as hereinafter defined) or the termination of this Agreement and (iii) deliver and not revoke Consents with respect to all Notes held by such Holder to the Proposed Amendments in the Consent Solicitation, in each case, subject to the terms and conditions set forth herein and in the Offering Materials (as hereinafter defined).
          NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

          1. Exchange.
               (a) Subject to the terms and conditions hereof, holders of Notes participating in the Debt Exchange (each, a “Participating Holder” and, collectively, “Participating Holders”) will be permitted to make an election to exchange, at par, all of the issued and outstanding Notes held by them (x) for up to $145.0 million aggregate principal amount of New Notes (as such aggregate principal amount shall be reduced pursuant to subsection (i) below) (a “Notes Election”); (y) for up to $130.0 million in cash from the gross proceeds of the Rights Offering (as such amount shall be reduced by the amount of any Exchange Deficiency (as hereinafter defined)) (a “Cash Election”); or (z) a combination Notes Election and Cash Election (a “Mixed Election”), in such relative proportions as may be requested by such Participating Holder; provided, that allocations of New Notes and cash requested by Participating Holders pursuant to a Notes Election, Cash Election or Mixed Election (each, an “Election” and collectively, the “Elections”) will be made only after the Exchange Deficiency (as hereinafter defined), if any, shall have been satisfied by the exchange of outstanding Notes for shares of Common Stock pursuant to subsection (iv) and, to the extent applicable, subsection (v), provided, further that, the amounts of New Notes and cash to which a Participating Holder shall be entitled pursuant to an Election, shall be subject to the following:
               (i) to the extent that less than 100% of the outstanding Notes are validly submitted for exchange in the Debt Exchange (such Notes not submitted for exchange in the Debt Exchange, the “Remaining Notes”), the aggregate principal amount of New Notes available for exchange in the Debt Exchange shall be reduced by an amount equal to the aggregate principal amount of the Remaining Notes (the aggregate principal amount of New Notes as may be reduced, the “Available Notes”);
               (ii) subject to subsections (iv) and (v) below, to the extent the aggregate principal amount of Notes for which Participating Holders make valid Notes Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which New Notes have been requested) exceeds the aggregate principal amount of the Available Notes, the Available Notes will be distributed to such Participating Holders making a valid Notes Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which New Notes have been requested) pro rata, such that each such Participating Holder shall be entitled to receive (x) New Notes with an aggregate principal amount equal to the aggregate principal amount of New Notes requested by such Participating Holder, multiplied by a fraction, the numerator of which shall be the aggregate principal amount of all Available Notes and the denominator of which shall be the aggregate principal amount of New Notes requested by all Participating Holders pursuant to valid Notes Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which New Notes have been requested), and (y) cash in an amount equal to the sum of (1) the difference between the aggregate principal amount of New Notes requested to be received by such Participating Holder in the Debt Exchange and the aggregate principal amount of New Notes actually received by such Participating Holder in the Debt Exchange and (2) the aggregate principal amount of

Notes for which a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested) was made by such Participating Holder;
               (iii) subject to subsections (iv) and (v) below, to the extent the aggregate principal amount of Notes for which Participating Holders make valid Cash Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which cash has been requested) exceeds an amount (the “Available Cash”) equal to the excess of the total gross proceeds of the Rights Offering over $75.0 million, the Available Cash will be distributed to such Participating Holders making a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested) pro rata, such that each such Participating Holder shall be entitled to receive (x) the amount of cash requested to be received by such Participating Holder, multiplied by a fraction, the numerator of which shall be the total amount of Available Cash and the denominator of which shall be the total amount of cash requested to be received by all Participating Holders pursuant to valid Cash Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which cash has been requested), and (y) New Notes with an aggregate principal amount equal to the sum of (1) the excess of the aggregate principal amount of Notes for which a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested) was made over the aggregate principal amount of Notes actually exchanged for cash pursuant to this subsection (iii) and (2) the aggregate principal amount of Notes for which a valid Notes Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which New Notes have been requested) was made;
               (iv) subject to (v) below, if the Company receives less than $205.0 million of gross proceeds from the Rights Offering, Participating Holders will also be permitted to elect to exchange, and the Investors will be required to exchange pursuant to the terms of the Investment Agreement, to the extent of the excess of the Aggregate Offering Amount over the gross proceeds actually obtained by the Company in the Rights Offering and from the purchase of the Unsubscribed Shares by the Investors pursuant to the Investment Agreement (such amount, the “Exchange Deficiency”), Notes held by them for shares of Common Stock at an exchange price equal to the Subscription Price (a “Stock Election”), with the number of shares of Common Stock to be issued to each Participating Holder making a valid Stock Election (including the Investors) to be equal to the aggregate principal amount of Notes for which a Stock Election is validly made by such Participating Holder, divided by the Subscription Price; provided, that in the event that Participating Holders shall make valid Stock Elections requesting an aggregate number of shares of Common Stock exceeding the number of Available Shares (as hereinafter defined), then each such Participating Holder making a valid Stock Election (including the Investors) shall be allocated a portion of the Available Shares pro rata, such that each such Participating Holder shall be entitled to receive the number of Available Shares, multiplied by a fraction, the numerator of which shall be equal to the aggregate principal amount of Notes for which a valid Stock Election shall have been made by such Participating Holder, and the denominator of which shall be the aggregate principal amount of all Notes for which Participating Holders shall have made a valid Stock Election (as used herein, “Available Shares” shall mean a number of shares of Common Stock equal to the Exchange Deficiency divided by the Subscription Price); and
               (v) to the extent the aggregate principal amount of Notes exchanged for shares of Common Stock pursuant to subsection (iv) is less than the full amount of the Exchange Deficiency, including after the exchange of Notes by the Investors for Common Stock pursuant to the Investment Agreement and by other Participating Holders making a valid Stock Election, all Participating Holders making a valid Cash Election, Notes Election or Mixed Election will receive, in exchange for Notes submitted for exchange in the Debt Exchange with respect to which a valid Cash Election, Notes Election or Mixed Election shall have been made, shares of Common Stock at an exchange price equal to the Subscription Price pro rata in proportion to the amount of Notes submitted for exchange by them into the Debt Exchange (other than Notes for which a valid Stock Election was made), with the aggregate number of shares of Common Stock to be allocated pursuant to this subsection (v) (the “Allocation Shares”) being equal to the number of Available Shares not allocated to Participating Holders making valid Stock Elections pursuant to subsection (iv) above, such that each such Participating Holder (other than Participating Holders who have all of their Notes exchanged for Available Shares pursuant to subsection (iv) above) shall be entitled to receive the number of Allocation Shares, multiplied by a fraction, the numerator of which shall be equal to the aggregate principal amount of Notes submitted for exchange by such Participating Holder in the Debt Exchange (other than Notes for which a valid Stock Election was made) and the denominator of which shall be the aggregate principal amount of all Notes submitted for exchange in such Debt Exchange (other than Notes for which a valid Stock Election was made) (any such consideration, the “Exchange Consideration”); and to the extent a Participating Holder receives shares of Common Stock pursuant to this subsection (v) in exchange for Notes with respect to which such Participating Holding had made a valid Cash Election, Notes Election or Mixed Election, then, notwithstanding any such election, such Participating Holder shall not be entitled to receive cash and/or New Notes in exchange for such Notes.

All shares of Common Stock received in exchange for Notes, including Notes held by the Investors, are referred to as the “Exchange Shares” and those Exchange Shares received by the Investors in exchange for outstanding Investor Notes are referred to as the “Investor Exchange Shares”. The number of Exchange Shares to be received by a Participating Holder will be rounded to the nearest whole number so that the Subscription Price multiplied by the aggregate number of Exchange Shares will not exceed the Exchange Deficiency.
               (b) Upon the terms and subject to the conditions set forth in this Agreement, subject to Section 1(g) and further subject to the express condition that the New Notes must be on the terms and conditions specified on Exhibit C hereto, each Holder hereby irrevocably agrees to submit for exchange, all Notes owned by such Holder, in the principal amount set forth on such Holder’s signature page hereto, free and clear of all liens, liabilities, obligations, claims, charges, security interests, options or pledges, whether imposed by agreement, understanding, law, equity or otherwise (“Liens”) pursuant to the Debt Exchange and deliver (and not revoke) its Consents to the Proposed Amendments in connection with the Consent Solicitation, in each case, in accordance with the terms and conditions set forth in the confidential private placement memorandum and other private placement materials prepared by the Company relating to the Debt Exchange and the Consent Solicitation (as may be supplemented or amended from time to time in a manner not inconsistent with the terms of this Agreement, the “Offering Materials”). Following consummation of the Debt Exchange, Notes validly submitted for exchange by the Holders shall no longer be outstanding and shall be canceled pursuant to the terms of the Old Indenture.
               (c) In the event that a Participating Holder validly submitted for exchange Notes in the Debt Exchange but does not validly make an Election for Exchange Consideration for the full aggregate principal amount of all Notes submitted for exchange by such Participating Holder, then such Participating Holder shall be deemed to have made a Mixed Election with respect to such principal amount of its Notes for which no election is made (the “Non-Electing Notes”), such that such Participating Holder shall be deemed to have made a Notes Election and Cash Election with respect to such Non-Electing Notes based on the proportion that each of the Available Cash and the Available Notes, respectively, bears to the aggregate sum of the Available Cash and the Available Notes. Non-Electing Notes shall be subject to proration in the same manner as if a Mixed Election were made with respect to such Notes.
               (d) A Consent by a Participating Holder shall represent a Consent to all of the Proposed Amendments. The valid submission of Notes for exchange by a Participating Holder pursuant to the Debt Exchange will be deemed to constitute the giving of a Consent by such Participating Holder to the Proposed Amendments with respect to such Notes.
               (e) Election by a Holder of Exchange Consideration shall only be made pursuant to the Offering Materials and nothing contained herein shall be construed as an election by a Holder of any specific form of any such Exchange Consideration.

               (f) The closing of the exchange of Notes pursuant to the Debt Exchange (the “Closing”) will occur at 10:00 a.m., Eastern Standard Time, on the fourth (4th) Business Day following the later of (i) the Rights Offering Expiration Date (as hereinafter defined) and (ii) the satisfaction of the conditions set forth in Section 4 hereof (or waiver thereof by the party or parties entitled to waive such conditions) (the “Closing Date”), or such other time as shall be agreed upon by the Company and the Investors. As used herein, “Business Day” shall have the meaning ascribed to such term in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended and in effect on the date hereof (the “Exchange Act”) and the “Rights Offering Expiration Date” shall mean the Business Day on which the Rights Offering expires pursuant to the terms thereof.
               (g) Prior to the earlier of the Closing and termination of this Agreement pursuant to Section 5(b), no Holder shall, directly or indirectly, sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise), in whole or in part, its Notes or directly or indirectly enter into or cause any of its Notes to become subject to, any option, warrant, purchase right, or other contract or commitment that could require such Holder to sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in, or otherwise dispose of (whether by operation of law or otherwise), in whole or in part (“Transfer”), its Notes; provided, however, that nothing herein shall preclude sales, transfers or dispositions of the Holder’s Notes and rights hereunder to any Person (as hereinafter defined) that (i) is an accredited investor within the meaning of Section 2(15) of the Securities Act, or as defined in Rule 501 of Regulation D thereunder (an “Accredited Investor”), and (ii) agrees in writing to be bound by all of the terms of this Agreement by execution of a counterpart hereto, as evidenced by documentation in form and substance reasonably satisfactory to the Company (a “Permitted Transferee”). References in the Agreement to “Person” shall mean an individual, a partnership, limited liability company, a corporation, a trust, and an unincorporated organization.
          2. Representations and Warranties.
               (a) Representations and Warranties of the Holders. Each Holder, severally for itself and not jointly with the other Holders, hereby represents and warrants to the Company as follows:
               (i) Authority; Binding Obligation. Such Holder has all necessary power and authority (corporate or other) to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. Such Holder has taken all necessary action, corporate or otherwise, required for the due authorization of this Agreement. This Agreement has been duly executed and delivered by such Holder and is a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

               (ii) No Conflict. The execution and delivery by such Holder of this Agreement and the consummation by such Holder of the transactions contemplated hereby will not (x) conflict with or violate its certificate of incorporation or by-laws, or similar organizational documents, in each case, as currently in effect, (y) conflict with or violate any laws applicable to such Holder or by which its properties or assets are bound or are subject, or (z) result in any breach of, or constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payments under, or result in the creation of a Lien on any of the properties or assets of such Holder under, any loans, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Holder is a party or by which its properties or assets are bound or subject except, in each case, as would not prevent or impair, in any material respect, such Holder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
               (iii) Consents. The execution and delivery by such Holder of this Agreement does not, and the performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby will not, require such Holder or any Affiliate thereof to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or any state of the United States or any political subdivision or territory thereof, or any nation, or any court or legally constituted tribunal or arbitrator (a “Governmental Entity”) or any third party.
               (iv) Litigation. No claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions taken by injunctive relief) by or before any Governmental Entity is pending or, to the knowledge of such Holder, threatened against such Holder, if adversely determined, nor any judgment, order or decree of any Governmental Entity to which such Holder is a party or subject to, could prevent or impair, in any material respect, such Holder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
               (v) Ownership of the Notes. Each Holder (x) is the holder of record and beneficial owner of the aggregate principal amount of the Notes set forth on such Holder’s signature page hereto and owns such Notes free and clear of all Liens (other than Liens that shall be released prior to Closing) and (y) owned the Notes prior to the commencement of any discussions with the Company or any of its advisors or agents regarding the Debt Exchange. Except as provided in this Agreement, such Holder is not party to, and such Holder’s Notes are not otherwise subject to, any option, warrant, purchase right, or other contract or commitment that could require such Holder to Transfer its Notes; provided, however, that nothing herein shall preclude sales, transfers or dispositions of the Holder’s Notes and rights hereunder to the extent permitted pursuant to Section 1(g).
               (vi) Accredited Investor; Investment Intent. Each Holder represents that it is an Accredited Investor and acknowledges that neither the New Notes nor the Common Stock that may be acquired by it pursuant to the Debt Exchange have been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless (x) subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction pursuant to the Resale Registration Statement (as hereinafter defined) or (y) an exemption from such registration is available. Each Holder hereby represents that, to the extent it acquires New Notes and/or Common Stock in the Debt Exchange, it is acquiring such New Notes or Common Stock pursuant to the Debt Exchange solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution of such New Notes or Common Stock.
               (vii) Legended Securities. Each Holder understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the New Notes and Exchange Shares have not been registered under the Securities Act and that the New Notes and Exchange Shares may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.
               (viii) Information Furnished. Information relating to such Holder furnished to the Company in writing by such Holder expressly for use in the Resale Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
               (b) Representations and Warranties of the Company. The Company represents and warrants to, and agrees with each of the Holders, as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby:
               (i) Organization and Qualification. The Company and each of its Subsidiaries (as hereinafter defined) has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which the nature of its properties or business requires such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means (x) any material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company or its Subsidiaries, taken as a whole, or (y) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 2(b)(vii) to consummate the transactions contemplated by this Agreement, provided, however, that any effect caused by or resulting from the following shall not constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect on or with respect to the Company: (I) general changes or developments in the industry in which the Company and its Subsidiaries operate, (II) political instability, acts of terrorism or war, (III) any change affecting the United States economy generally or the economy of any region in which the Company or any of its Subsidiaries conducts business that is material to the business of the Company and its Subsidiaries, (IV) any change in the price or trading volume of the Company’s outstanding securities (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (V) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (VI) the announcement of the execution of this Agreement, or the pendency of the consummation of the Recapitalization, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or (VII) any change in any applicable law, rule or regulation or United States generally accepted accounting principles or interpretation thereof after the date hereof, unless and to the extent, in the case of clause (I), (II), (III), and (VII) above, such effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected persons. For the purposes of this Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.
               (ii) Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and each other agreement, document, and instrument to which it will be a party or which it will execute and deliver in connection with the transactions contemplated by this Agreement (this Agreement and such other agreements, documents, and instruments collectively, the “Transaction Agreements”) and, subject to receipt of Stockholder Approval (as hereinafter defined), to perform its obligations hereunder and thereunder, including the issuance of the Rights, the Offered Shares (including the Unsubscribed Shares), and any Exchange Shares, the exchange of outstanding Notes pursuant to the Debt Exchange, and the payment of the expenses as contemplated by Section 18 of this Agreement. Subject to receipt of Stockholder Approval, the Company has taken all necessary corporate action required for the due authorization of the Transaction Agreements, including the issuance of the Rights, the Offered Shares (including the Unsubscribed Shares), and any Exchange Shares and the exchange of Notes pursuant to the Debt Exchange. Based upon the unanimous recommendation of the Special Committee of the Board, the Board has determined to recommend that stockholders of the Company vote in favor of the issuance of the Offered Shares in the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms of the Investment Agreement, and the issuance of Exchange Shares in the Debt Exchange pursuant to the terms hereof.
               (iii) Execution and Delivery; Enforceability. This Agreement and each other Transaction Agreement will be, at or prior to the Closing Date, duly and validly executed and delivered by the Company, and each such Transaction Agreement constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

               (iv) Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of (1) 200,000,000 shares of Common Stock and (2) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of September 30, 2009, (1) 36,120,251 shares of Common Stock were issued and outstanding; (2) no shares of Common Stock were held in the treasury of the Company; (3) 2,581,501 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units (each, an “Option” and, collectively, the “Options”) granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”); and (4) no shares of Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 2(b)(iv), as of the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company are issued, reserved for issuance or outstanding. Since the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company have been issued or reserved for issuance or become outstanding, other than shares described in this Section 2(b)(iv) that have been issued upon the exercise of outstanding Options granted under the Stock Plans and other than the Offered Shares, the Unsubscribed Shares, and the Exchange Shares to be issued in connection with the transactions contemplated by the Investment Agreement and this Agreement. Except as described in this Section 2(b)(iv), and other than the Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment that (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company (other than pursuant to restricted stock award agreements under the Stock Plans), or (z) relates to the voting of any shares of capital stock of the Company. All issued and outstanding shares of capital stock and equity interests (as applicable) of each Subsidiary are owned beneficially and of record by the Company or another Subsidiary, free and clear of any and all liabilities, obligations, liens, security interests, mortgages, pledges, charges, or similar encumbrances, other than as provided under (1) the Loan and Security Agreement, dated December 14, 2007, among the Company, the Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent and Collateral Trustee, UBS Securities LLC, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Wachovia Capital Markets, LLC and UBS Securities LLC, as Joint Lead Bookrunners and (2) the Old Indenture.
               (v) Issuance. The Exchange Shares, if any, to be issued by the Company in exchange for outstanding Notes pursuant to the Debt Exchange will, upon receipt of Stockholder Approval, be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights.
               (vi) No Conflict. The issuance and delivery of the Exchange Shares pursuant to the Debt Exchange in accordance with the terms hereof, the exchange of Notes and issuance of New Notes and payment of cash in exchange therefor pursuant to the Debt Exchange, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance with all of the provisions hereof and thereof by the Company and the consummation of the transactions contemplated herein and therein (including compliance by the Holders with their obligations hereunder and thereunder) (1) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (2) will not result in any violation of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or any of the organizational or governance documents of its Subsidiaries, and (3) will not result in any violation of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclauses (1) and (3) for any conflict, breach, violation, default, acceleration, lien, termination or impairment which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (vii) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any third party or any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the issuance and delivery of the Exchange Shares pursuant to the Debt Exchange in accordance with the terms hereof, the exchange of Notes and issuance of New Notes and payment of cash in exchange therefor pursuant to the Debt Exchange, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (1) the registration under the Securities Act of the issuance of the Rights and the Offered Shares pursuant to the exercise of Rights, (2) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the sale or issuance of Unsubscribed Shares and Investor Exchange Shares to the Investors, (3) Consents to the Proposed Amendments to the Old Indenture, and (4) such consents, approvals, authorizations, registrations or qualifications (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Unsubscribed Shares by the Investors, the issuance of the Exchange Shares to holders of outstanding Notes, or the distribution of the Rights and the sale of the Offered Shares to Holders, or (z) pursuant to the rules of The Nasdaq Stock Market, including the approval of the Company’s stockholders of the issuance of the Exchange Shares to holders of outstanding Notes pursuant to the Debt Exchange (such approval of such transactions, “Stockholder Approval”).
               (viii) Company SEC Documents. Since December 31, 2007, the Company has filed or submitted all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) (“Company SEC Documents”) with the United States Securities and Exchange Commission (the “Commission”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document filed after December 31, 2007, when filed, or, in the case of any Company SEC Document amended or superseded prior to the date of this Agreement, then on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Any Company SEC Documents filed with the Commission after the date hereof but prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
               (ix) Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulation of the Commission thereunder, as applicable, and fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified, subject, in the case of the unaudited financial statements, to the absence of disclosures normally made in footnotes and to customary year-end adjustments that are not and shall not be material; such financial statements have been prepared in conformity with U.S. generally accepting accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed before the date of this Agreement), and the supporting schedules included or incorporated by reference in the Company SEC Documents, fairly present the information required to be stated therein; and the other financial information included or incorporated by reference in the Company SEC Documents, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes included or incorporated by reference in the Company SEC Documents have been or will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents.
               (x) Private Placement Materials for Debt Exchange. At the time of its distribution and at the expiration of the Rights Offering, the Offering Materials that are used by the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (xi) Absence of Certain Changes. Since June 30, 2009, other than as disclosed in the Company SEC Documents filed before the date hereof, and except for actions required to be taken pursuant to the Transaction Agreements, (1) there has not been any change in the capital stock of the Company or its Subsidiaries from that set forth in Section 2(b)(iv) (other than an aggregate of 25,596 shares of restricted Common Stock granted to certain members of the Board on August 1, 2009, under the Company’s 2005 Equity Incentive Plan) or any material change in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock; and (2) the Company has been operated in the ordinary course of business, consistent with past practice, and no event, fact or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3. Covenants and Agreements of the Parties.
               (a) Additional Covenants of the Company. Without derogating from the obligations of the Company set forth elsewhere in this Agreement, the Company agrees with each of the Holders as set forth below:
               (i) Private Placement Materials for Debt Exchange. As promptly as practicable following the date of this Agreement, and, in all cases, in compliance with the exemption provided under Section 4(2) of the Securities Act, the Company shall prepare and disseminate to the Holders and such other holders of the outstanding Notes as the Company may determine from time to time, in accordance with applicable law, the Offering Materials consistent with the terms of the Debt Exchange as set forth in this Agreement. If at any time prior to the expiration of the Rights Offering, any event occurs as a result of which the such Offering Materials, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement such Offering Materials to comply with applicable law, the Company will promptly notify the Holders of any such event and prepare an amendment or supplement to such Offering Materials that is reasonably acceptable in form and substance to the Holders that will correct such statement or omission or effect such compliance.
               (ii) Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

               (iii) Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the Exchange Shares on the Nasdaq Global Select Market.
               (iv) Ordinary Course of Business; Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its business, and shall cause its Subsidiaries to conduct their business, in the ordinary course and consistent with the Company’s and its Subsidiaries’ past practice; and the Company for itself and on behalf of its Subsidiaries agrees to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers, employees, and consultants who are integral to the operation of their businesses as presently conducted, and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; and the Company shall not take any action or omit to take any action that would reasonably be expected to result in the Company’s failure to satisfy the conditions to the Agreement set forth in Section 4.
               (v) Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Holders and to consummate and make effective the transactions contemplated by this Agreement and the Recapitalization; provided, that notwithstanding anything in this Agreement to the contrary, nothing shall require the Company or its Subsidiaries to dispose of any of its or its Subsidiaries’ assets or to limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, or to consent to any disposition of the Company’s or its Subsidiaries’ assets or limits on the Company’s or its Subsidiaries’ freedom of action with respect to the conduct of any of its or its Subsidiaries’ businesses, or to commit or agree to any of the foregoing.
               (vi) Resale Registration Statement. Prior to the Closing Date, the Company shall prepare and file with the Commission a registration statement on Form S-3 or any successor thereto to register offers and sales of New Notes and Exchange Shares by the Holders pursuant to Rule 415 under the Securities Act (the “Resale Registration Statement”).
                    (A) The Resale Registration Statement filed with the Commission shall be consistent in all material respects with the last forms of such documents provided to the Holders and their counsel to review prior to the filing thereof. The Company shall: (x) advise the

Holders promptly of the time when the Resale Registration Statement has become effective and shall furnish the Holders with copies thereof; and (y) advise the Holders promptly after the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Resale Registration Statement, of the initiation or threatening of any proceeding for any such purpose and in the event of the issuance of any stop order or of any order preventing or suspending the use of the Resale Registration Statement or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal.
                    (B) The Company shall use its commercially reasonable efforts to (x) have the Resale Registration Statement declared effective by the Commission prior to the Closing Date and (y) maintain the Resale Registration Statement under the Securities Act for a period of one hundred eighty days (180) days following the Closing Date (such date, the “Termination Date”, and the period from and after the Closing Date to the Termination Date, the “Resale Period”). The Company shall take all action as may be necessary or advisable so that the issuance of the New Notes and the Exchange Shares, and the other transactions contemplated by this Agreement may be effected in accordance with the applicable provisions of the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws.
                    (C) The Company shall indemnify and hold harmless the Holders, their respective Affiliates, and their respective officers, directors, members, partners, employees, agents, investment managers and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several (“Losses”), arising from any untrue statement of a material fact or omission of a material fact required to be stated in the Resale Registration Statement, or any amendments or supplements thereto, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse such Indemnified Person for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses to the extent that they directly resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence or willful misconduct on the part of such Indemnified Person, or (c) statements or omissions in the Resale Registration Statement, or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Resale Registration Statement or any amendment or supplement thereto.

               (vii) Rating of New Notes. The Company shall use its commercially reasonable efforts to obtain prior to the Closing ratings on the New Notes by at least one national rating agency selected by the Company in its sole discretion.
               (viii) Confidentiality of Certain Information. The Company shall not disclose the amount of Notes held by any Holder that is disclosed on such Holder’s signature page hereto (the “Ownership Amount”) without the prior written consent of such Holder; provided, that, the Company shall be permitted to disclose the Ownership Amount of any Holder without such Holder’s prior written consent, (x) if requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process by any Governmental Entity or by law or regulation, including the rules of any stock exchange, (y) to the Investors and their respective Affiliates and agents, or (z) as may be required in connection with the Company’s filing of the Resale Registration Statement.
               (ix) Perfection of Certain Security Interests. The Company shall use its commercially reasonable efforts to do or cause to be done all acts and things that may be required, including obtaining any required consents from third parties and entering into one or more security documents governing the New Notes, to have all security interests in the collateral securing the New Notes duly created and enforceable and perfected, to the extent required by the security documents governing the New Notes as promptly as practicable following the Closing Date, but in any event no later than sixty (60) days thereafter (the “Security Deadline”); provided that, notwithstanding the foregoing, the collateral trustee for the New Notes shall be entitled to extend the Security Deadline in its reasonable discretion; provided further, however, that the collateral trustee for the New Notes shall not extend the Security Deadline by more than sixty (60) days.
               (b) Additional Covenants of the Holders. Without derogating from the obligations of the Holders set forth elsewhere in this Agreement, each of the Holders agree with the Company as set forth below:
               (i) Commercially Reasonable Efforts; Further Actions. Each Holder shall use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Company and the other Holders and to consummate and make effective the transactions contemplated by this Agreement and the Recapitalization, including:
                    (A) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity; and

                    (B) executing, delivering and filing, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby.
               (ii) Short Sale Transactions. Each Holder agrees that it shall not, and that it shall prohibit its Affiliates from, engaging, directly or indirectly, in any hedging or other transaction which is designed or could reasonably be expected to lead to, or result in, or be characterized as, a sale, an offer to sell, a solicitation of offers to buy, disposition of, loan, pledge, or grant of any right with respect to the Common Stock, including without limitation effecting any short sale or having in effect any short position or any purchase, sale or grant of any right (including without limitation a put or call option) with respect to the Common Stock or any security that includes, relates to or derives any significant part of its value from the Common Stock of the Company.
          4. Conditions to Obligations of the Parties.
               (a) The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Company and the Requisite Holders in their sole discretion) (as used herein, “Requisite Holders” shall mean Holders that, directly or indirectly, own not less than a majority of the aggregate principal amount of Notes held by all of the Holders):
               (i) Rights Offering. The conditions to the Rights Offering shall have been satisfied or waived by the party or parties entitled to waive such conditions.
               (ii) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Investment Agreement shall have been made or received.
               (iii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Debt Exchange, the issuance of Exchange Shares for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Investment Agreement or the Recapitalization or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Debt Exchange, the issuance of Exchange Shares for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Recapitalization.
               (iv) Stockholder Approval. Stockholder Approval shall have been received.
               (v) Debt Exchange. At least ninety-five percent (95%) of the aggregate principal amount of outstanding Notes shall have been validly submitted for exchange in the Debt Exchange.
               (vi) Proposed Amendments. Requisite Consents to the Proposed Amendments shall have been received in the Debt Exchange and such Proposed Amendments shall have been effectuated under the Old Indenture.
               (b) The obligations of each Holder to consummate the transactions contemplated hereby shall also be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Requisite Holders in their sole discretion).
               (i) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications contained in Sections 2(b)(i) and 2(b)(ix) as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations in Sections 2(b)(ii), 2(b)(iii), 2(b)(iv), 2(b)(v), and 2(b)(xi)(2), which shall be true and correct in all respects.
               (ii) Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with on or prior to the Closing Date.

               (iii) Registration Statement Effectiveness. The Resale Registration Statement shall have been declared effective by the Commission and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.
               (c) The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):
               (i) Representations and Warranties. The representations and warranties of the Holders contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or similar qualifications) as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date.
               (ii) Covenants. The Holders shall have performed and complied in all material respects with all of their respective covenants and agreements contained in this Agreement and in any other Transaction Agreement that are required to be performed or complied with prior to the Closing.
          5. Survival of Representations and Warranties; Termination.
               (a) Survival. The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing.
               (b) Termination.
               (i) This Agreement may be terminated prior to the Expiration Date (as such term is defined in the Offering Materials):
                    (A) by mutual written consent of the Company, on the one hand, and the Requisite Holders, on the other hand; provided that the prior written consent of each of the Investors shall be required to terminate this Agreement pursuant to this Section 5(b)(i)(A);
                    (B) by the Company or the Requisite Holders, in the event that the Debt Exchange has not been consummated by February 15, 2010 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5(b)(i)(B) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or prior to such date;
                    (C) by the Company:

                         (1) in the event of a material breach of this Agreement by the Holders that cannot be cured on or prior to the Termination Date; or
                         (2) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Sections 4(a) or (c), which failure cannot be cured on or prior to the Termination Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 5(b)(i)(C)(2) if the Closing has not occurred by reason of a material breach by the Company of the terms of this Agreement; or
                    (D) by the Requisite Holders:
                         (1) in the event of a material breach of this Agreement by the Company that cannot be cured on or prior to the Termination Date; or
                         (2) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Sections 4(a) or (b), which failure cannot be cured on or prior to the Termination Date; provided, however, that the Requisite Holders shall not be entitled to terminate this Agreement pursuant to this Section 5(b)(i)(D)(2) if the Closing has not occurred by reason of a material breach by any Holder of the terms of this Agreement.
                    (E) automatically on March 31, 2010 (the “Ultimate Termination Date”) unless the Company and Holders that, directly or indirectly, own not less than eighty percent (80%) of the aggregate principal amount of Notes held by all of the Holders (the “Supermajority Holders”) have agreed to designate a subsequent date as the Ultimate Termination Date (which may only be further extended with the agreement of the Company and the Supermajority Holders).
               (ii) In the event of the termination of this Agreement pursuant to this Section 5(b), this Agreement shall forthwith become null and void, and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party hereto from liability for any breach of this Agreement and the provisions of Sections 5 through 18 hereof shall survive any termination of this Agreement.
          6. Consultation with Attorney; Voluntary Agreement. Each Party acknowledges that (a) such Party has carefully read and fully understands all of the provisions of this Agreement, including the Schedules and Exhibits hereto; (b) such Party has been advised of its right to consult with an attorney prior to executing this Agreement; (c) such Party has consulted with an attorney regarding the terms of this Agreement prior to executing it; and (d) such Party is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration.
          7. Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any Party without the signed written consent of a duly authorized representative of each of the other Parties. Except for each of the Investors, which shall be deemed third party beneficiaries of this Agreement and entitled to enforce any and all of the provisions hereof, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
          8. No Oral Modification; No Waivers. This Agreement may not be changed orally, but may be changed only in a writing signed by a duly authorized representative of each of the Company and the Requisite Holders; provided, that the prior written consent of each of the Investors shall be required for any such amendment or modification and provided further that Exhibit C may only be amended with the consent of each Holder. The failure of any Party to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such Party to enforce the same. Waiver by any Party of any breach or default by the other Party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
          9. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
          10. Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
          11. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement. Execution of this Agreement by facsimile shall be an effective means of execution.
          12. Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any Party because that Party drafted or caused that Party’s legal representatives to draft any of its provisions.

          13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other Party hereto or (b) sent by facsimile to the following facsimile number of the other Party hereto with the confirmatory copy delivered by overnight courier to the address of such Party pursuant to this Section 13.
If to the Company, to:
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Facsimile: (214) 880-3599
Attention: Donald F. McAleenan, Esq.
Electronic mail: Don.McAleenan@bldr.com
and:
JLL Partners Fund V, L.P.
c/o JLL Partners, Inc.
450 Lexington Avenue, 31st Floor
New York, New York 10017
Facsimile: (212) 286-8626
Attention: Brett N. Milgrim
                  Daniel Agroskin
Electronic mail: b.milgrim@jllpartners.com
                          d.agroskin@jllpartners.com
and:
Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue, 32nd Floor
New York, New York 10017
Facsimile: (212) 878-9100
Attention: David Barr
                  Kevin Kruse
Electronic mail: david.barr@warburgpincus.com
                           kevin.kruse@warburgpincus.com
with copies to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-7777
Attention: William Scott Ortwein, Esq.
Electronic mail: Scott.Ortwein@alston.com
and:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, Delaware 19899-1347
Facsimile: (302) 658-3989
Attention: Andrew M. Johnston
Electronic mail: ajohnston@mnat.com
and:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
Facsimile: (302) 651-3001
Attention: Robert B. Pincus, Esq.
                  Allison L. Land, Esq.
Electronic mail: bob.pincus@skadden.com
                           allison.land@skadden.com
If to any Holder, to the address set forth on such Holder’s signature page hereto.
with a copy to:
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile: (212) 355-3333
Attention: Allan S. Brilliant, Esq.
Electronic mail: abrilliant@goodwinprocter.com
          14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. The Parties hereby consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware in and for New Castle County (the “Chancery Court”) or, if the Chancery Court lacks subject matter jurisdiction, in the courts of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, for any and all disputes, claims, lawsuits and litigation relating to or arising out of this Agreement. The Company and each of the Holders hereby irrevocably waive all right to trial by jury in any action, suit, proceeding, or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or the Holders in the negotiation, administration, performance and enforcement hereof.

          15. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including, without limitation, any Person acquiring, directly or indirectly, all or a substantial portion of the stock, business or assets of a Party, whether by merger, restructuring, reorganization, consolidation, division, sale or otherwise.
          16. Entire Agreement. This Agreement sets forth the entire understanding among the Parties and, except as otherwise expressly provided herein, supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter hereof.
          17. Expenses. Each Party hereto shall bear all fees and expenses incurred by it or on its behalf in connection with or in anticipation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the Company shall be responsible for the reasonable fees and expenses of Goodwin Procter LLP incurred in its capacity as special counsel to the Holders pursuant to that certain letter agreement by and between the Company and Goodwin Procter LLP, dated as of October 14, 2009.
          18. Specific Performance. Each Party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other parties hereto irreparable harm. Accordingly, each Party hereto agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, each other Party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.
          19. Accounts. The Parties acknowledge that all representations, warranties and covenants made by any Party hereto on behalf of the accounts that it manages are being made only with respect to the Notes held in such accounts, and shall not apply to (or be deemed to be made in relation to) any Notes that may be beneficially owned by the entity on whose behalf such accounts are managed that are not held through such accounts.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties have executed this Agreement as of the date first above written.

COMPANY: BUILDERS FIRSTSOURCE, INC.
By:
Name:
Title:

HOLDER: [ ] [HOLDER ADDRESS] [AGGREGATE PRINCIPAL AMOUNT OF NOTES]
By:
Name:
Title:

HOLDER: [ ] [HOLDER ADDRESS] [AGGREGATE PRINCIPAL AMOUNT OF NOTES]
By:
Name:
Title:

HOLDER: [ ] [HOLDER ADDRESS] [AGGREGATE PRINCIPAL AMOUNT OF NOTES]
By:
Name:
Title:

HOLDER: [ ] [HOLDER ADDRESS] [AGGREGATE PRINCIPAL AMOUNT OF NOTES]
By:
Name:
Title:

EXHIBIT A
INVESTMENT AGREEMENT
[attached]

EXHIBIT B
FORM OF ELECTION
[attached]

FORM OF
ELECTIONS
     Complete the boxes below in the table entitled “Primary Election” to make an election to exchange, at par, all of the issued and outstanding Notes held by you (i) for New Notes (a “Notes Election”); (ii) for cash (a “Cash Election”); or (iii) a combination Notes Election and Cash Election (a “Mixed Election”), in each case, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal (a “Primary Election”). Allocations of New Notes and cash requested by you pursuant to a Primary Election will be made only after the Exchange Deficiency (as hereinafter defined), if any, shall have been satisfied by the exchange of outstanding Notes for shares of Company’s common stock, par value $0.01 per share (the “Common Stock”), as described below. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Private Placement Memorandum.
     If the Company receives less than $205.0 million of gross proceeds from the Rights Offering (the “Aggregate Offering Amount”), you are permitted to elect to exchange, to the extent of the excess of the Aggregate Offering Amount over the gross proceeds actually obtained by the Company in the Rights Offering and from the purchase of the Unsubscribed Shares by the Investors pursuant to the Investment Agreement (such amount, the “Exchange Deficiency”), Notes held by you for shares of Common Stock at an exchange price equal to the Subscription Price (a “Stock Election”), with the number of shares of Common Stock to be issued to you should you make a valid Stock Election equal to the aggregate principal amount of Notes for which a Stock Election is validly made, divided by the Subscription Price, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal.
     If you wish to receive Common Stock in exchange for all or a portion of the Notes validly submitted for exchange by you in the event there is an Exchange Deficiency and, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal, in addition to making a Primary Election, you must also complete the boxes below in the table entitled “Secondary Election” (a “Secondary Election”), in each case, for the full aggregate principal amount of all Notes submitted for exchange by you. If you make a Stock Election for some, but not all, of the Notes submitted for exchange by you in the Debt Exchange (such portion of Notes for which you have not made a Stock Election, the “Non-Stock Notes”), you must complete the boxes below in the table entitled “Secondary Election” to make an election to exchange your Non-Stock Notes for (i) a Notes Election; (ii) a Cash Election; or (iii) a Mixed Election, in each case, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal so that the you have made a Secondary Election with respect to the full aggregate principal amount of all Notes submitted for exchange by you.
     We cannot assure you that Common Stock will be available in exchange for any Notes validly submitted for exchange by you in the Debt Exchange. Accordingly, if you make a Stock Election for all or a portion of the Notes submitted for exchange by you in the Debt Exchange, you must also complete the boxes below in the table entitled “Back-Up Secondary Election” (a “Back-Up Election”) to make an election for the full aggregate principal amount of all Notes submitted for exchange by you for (i) a Notes Election; (ii) a Cash Election; or (iii) a Mixed Election, in each case, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal. Your Back-Up Election will be used to determine the amount of cash and/or New Notes to be received by you, in each case, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal, with respect to the portion of Notes submitted for exchange by you that are not

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exchanged for Common Stock in the event that there is an insufficient number of shares of Common Stock available in the Debt Exchange to satisfy your Stock Election.
     If you do not wish to receive shares of Common Stock in exchange for Notes validly submitted for exchange by you in the Debt Exchange, you need only make a Primary Election.
PRIMARY ELECTION

		Notes Election	Cash Election
Name and Address of
Registered Holder	Certificate	Principal Amount	Principal Amount
(fill in, if blank)	Number(s)	Exchanged for Notes	Exchanged for Cash
		$	$
     If you wish to receive shares of Common Stock in exchange for Notes validly submitted for exchange by you in the Debt Exchange, you must make a Secondary Election and a Back-Up Election.
SECONDARY ELECTION

		Stock Election	Notes Election	Cash Election
Name and Address of
Registered Holder	Certificate	Principal Amount	Principal Amount	Principal Amount
(fill in, if blank)	Number(s)	Exchanged for Stock	Exchanged for Notes	Exchanged for Cash
		$	$	$
     Complete the below boxes with respect to the full aggregate principal amount of Notes submitted for exchange by you if you have made a Secondary Election in the box above. The Back-Up Election will be used to determine the amount of cash and/or New Notes to be received by you, in each case, subject to adjustment and proration as described in Section [ ] of the Instructions to this Consent and Letter of Transmittal, with respect to the portion of Notes submitted for exchange by you that are not exchanged for Common Stock in the event that there is an insufficient number of shares of Common Stock available in the Debt Exchange to satisfy your Stock Election.
BACK-UP SECONDARY ELECTION

		Notes Election	Cash Election
Name and Address of
Registered Holder	Certificate	Principal Amount	Principal Amount
(fill in, if blank)	Number(s)	Exchanged for Notes	Exchanged for Cash
		$	$

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     In the event that:
•	you validly submit for exchange Notes in the Debt Exchange but do not validly make a Primary Election with respect the full aggregate principal amount of all Notes submitted for exchange by you, then you will be deemed to have made a Mixed Election with respect to such principal amount of your Notes for which no Primary Election is made (the “Non-Electing Primary Election Notes”);

•	there is an Exchange Deficiency and you wish to receive Common Stock in exchange for all or a portion of the Notes validly submitted for exchange by you, but you do not validly make a Secondary Election with respect the full aggregate principal amount of all Notes submitted for exchange by you, then you will be deemed to have made a Mixed Election with respect to such principal amount of your Notes for which no Secondary Election is made (the “Non-Electing Secondary Election Notes”); or

•	you make a Stock Election for all or a portion of the Notes submitted for exchange by you in the Debt Exchange, but you do not validly make a Back-Up Election for the full aggregate principal amount of all Notes submitted for exchange by you, then you will be deemed to have made a Mixed Election with respect to such principal amount of your Notes for which no Back-Up Election is made (the “Non-Electing Back-Up Election Notes” and collectively with the Non-Electing Primary Election Notes and Non-Electing Secondary Election Notes, the “Non-Electing Notes”);
          then, in each case, the Mixed Election with respect to your Non-Electing Notes shall be based on the proportion that each of the Available Cash and the Available Notes, respectively, bears to the aggregate sum of the Available Cash and the Available Notes. Non-Electing Notes shall be subject to proration in the same manner as if a Mixed Election were made with respect to such Notes.
     All exchanges must be in integral multiples and minimum denominations as specified in the terms of such Notes and in the Offering Memorandum; provided that you may exchange all Notes held by you, even if the aggregate principal amount of those Notes is not in such integral multiples or minimum denominations.

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INSTRUCTIONS
Forming Part of the Terms and Conditions of the Exchange
[ ]. Elections
Primary Election
     Pursuant to the Debt Exchange, and subject to the terms and conditions set forth in the Offering Memorandum and herein, all holders of Notes are permitted to make an election to exchange, at par, all of the issued and outstanding Notes held by them (x) for up to $145.0 million aggregate principal amount of New Notes (as such aggregate principal amount shall be reduced as described below) (a “Notes Election”); (y) for up to $130.0 million in cash from the gross proceeds of the Rights Offering (as such amount shall be reduced by the amount of any Exchange Deficiency (as hereinafter defined below) (a “Cash Election”); or (z) a combination Notes Election and Cash Election (a “Mixed Election”), in such relative proportions as may be requested by such holder of Notes participating in the Debt Exchange (each, a “Participating Holder” and, collectively, “Participating Holders”), by completing the boxes above in the table entitled “Primary Election” (a “Primary Election”); provided, that allocations of New Notes and cash requested by Participating Holders pursuant to a Notes Election, Cash Election or Mixed Election (each, an “Election” and collectively, the “Elections”) will be made only after the Exchange Deficiency, if any, shall have been satisfied by the exchange of outstanding Notes for shares of Common Stock as described below.
     To the extent that less than 100% of the outstanding Notes are validly submitted for exchange in the Debt Exchange (such Notes not exchanged in the Debt Exchange, the “Remaining Notes”), the aggregate principal amount of New Notes available for exchange in the Debt Exchange shall be reduced by an amount equal to the aggregate principal amount of the Remaining Notes (the aggregate principal amount of New Notes as may be reduced, the “Available Notes”).
Secondary Election
     If the Company receives less than $205.0 million of gross proceeds from the Rights Offering, Participating Holders will also be permitted to elect to exchange, to the extent of the excess of the Aggregate Offering Amount over the gross proceeds actually obtained by the Company in the Rights Offering in excess of the first $75.0 million of gross proceeds actually obtained by the Company in the Rights Offering (such amount, the “Exchange Deficiency”), Notes held by them for shares of Common Stock at an exchange price equal to the Subscription Price (a “Stock Election”) by completing the boxes below in the table entitled “Secondary Election” (the “Secondary Election”), with the number of shares of Common Stock to be issued to each Participating Holder making a valid Stock Election to be equal to the aggregate principal amount of Notes for which a Stock Election is validly made by such Participating Holder, divided by the Subscription Price; provided, that in the event that Participating Holders shall make valid Stock Elections requesting an aggregate number of shares of Common Stock exceeding the number of Available Shares (as hereinafter defined), then each such Participating Holder making a valid Stock Election shall be allocated a portion of the Available Shares pro rata, such that each such Participating Holder shall be entitled to receive the number of Available Shares, multiplied by a fraction, the numerator of which shall be equal to the aggregate principal amount of Notes for which a valid Stock Election shall have been made by such Participating Holder, and the denominator of which shall be the aggregate principal amount of all Notes for which Participating Holders shall have made a valid Stock Election (as used herein, “Available Shares” shall mean a number of shares of Common Stock equal to the Exchange Deficiency divided by the Subscription Price).
Back-Up Secondary Election

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     If a Participating Holder makes a Stock Election for all or a portion of the Notes submitted for exchange by it in the Debt Exchange, it must also complete the boxes above in the table entitled “Back-Up Secondary Election” (a “Back-Up Election”) to make an election for the full aggregate principal amount of all Notes submitted for exchange by it for (i) a Notes Election; (ii) a Cash Election; or (iii) a Mixed Election, in each case, subject to adjustment and proration as described herein, which will be used to determine the amount of cash and/or New Notes to be received by such Participating Holder with respect to the portion of Notes submitted for exchange by such Participating Holder that are not exchanged for Common Stock in the event that there is an insufficient number of shares of Common Stock available in the Debt Exchange to satisfy such Participating Holder’s Stock Election.
     Accordingly, in addition to making a Primary Election, if there is an Exchange Deficiency and a Participating Holder wishes to receive Common Stock in exchange for all or a portion of the Notes validly exchanged by such Participating Holder, subject to adjustment and proration as described herein, such Participating Holder must also complete the boxes above in the table entitled “Secondary Election” and “Back-Up Secondary Election”, in each case, for the full aggregate principal amount of all Notes submitted for exchange by such Participating Holder. A Participating Holder need only make a Primary Election if such Participating Holder does not wish to receive shares of Common Stock in exchange for Notes validly exchanged by such Participating Holder in the Debt Exchange.
Proration of Common Stock
     To the extent the aggregate principal amount of Notes exchanged for shares of Common Stock pursuant to valid Stock Elections is less than the full amount of the Exchange Deficiency, all Participating Holders making a valid Cash Election, Notes Election or Mixed Election will receive, in exchange for Notes exchanged in the Debt Exchange with respect to which a valid Cash Election, Notes Election or Mixed Election shall have been made, shares of Common Stock at an exchange price equal to the Subscription Price pro rata in proportion to the amount of Notes submitted for exchange by them into the Debt Exchange (other than Notes for which a valid Stock Election was made) (the “Stock Proration”), with the aggregate number of shares of Common Stock to be allocated in any Stock Proration (the “Allocation Shares”) being equal to the number of Available Shares not allocated to Participating Holders making valid Stock Elections, such that each such Participating Holder (other than Participating Holders who have all of their Notes exchanged for Available Shares pursuant to valid Stock Elections) shall be entitled to receive the number of Allocation Shares, multiplied by a fraction, the numerator of which shall be equal to the aggregate principal amount of Notes submitted for exchange by such Participating Holder in the Debt Exchange (other than Notes for which a valid Stock Election was made) and the denominator of which shall be the aggregate principal amount of all Notes submitted for exchange in such Debt Exchange (other than Notes for which a valid Stock Election was made) (any such consideration, the “Exchange Consideration”); and to the extent a Participating Holder receives shares of Common Stock pursuant to a Stock Proration, then, notwithstanding any election made by such Participating Holder, such Participating Holder shall not be entitled to receive cash and/or New Notes in exchange for such Notes.
Proration of New Notes and Cash in Primary Election, Secondary Election and Back-Up Election
     Subject to adjustment and proration as described above in the event of an Exchange Deficiency, to the extent the aggregate principal amount of Notes for which all Participating Holders make valid Notes Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which New Notes have been requested) exceeds the aggregate principal amount of the Available Notes, the Available Notes will be distributed pro rata to such Participating Holders making a valid Notes Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which New Notes have been requested), such that each such Participating Holder shall be entitled to receive (x) New Notes with an aggregate principal amount equal to the aggregate principal amount of New Notes

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requested by such Participating Holder, multiplied by a fraction, the numerator of which shall be the aggregate principal amount of all Available Notes and the denominator of which shall be the aggregate principal amount of New Notes requested by all Participating Holders pursuant to valid Notes Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which New Notes have been requested), and (y) cash in an amount equal to the sum of (1) the difference between the aggregate principal amount of New Notes requested to be received by such Participating Holder in the Debt Exchange and the aggregate principal amount of New Notes actually received by such Participating Holder in the Debt Exchange and (2) the aggregate principal amount of Notes for which a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested) was made by such Participating Holder.
     Subject to adjustment and proration as described below in the event of an Exchange Deficiency, to the extent the aggregate principal amount of Notes for which Participating Holders make valid Cash Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which cash has been requested) exceeds an amount (the “Available Cash”) equal to the excess of the total gross proceeds of the Rights Offering over $75.0 million, the Available Cash will be distributed pro rata to such Participating Holders making a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested), such that each such Participating Holder shall be entitled to receive (x) the amount of cash requested to be received by such Participating Holder, multiplied by a fraction, the numerator of which shall be the total amount of Available Cash and the denominator of which shall be the total amount of cash requested to be received by all Participating Holders pursuant to valid Cash Elections and Mixed Elections (but only to the extent of the portion of such Mixed Election for which cash has been requested), and (y) New Notes with an aggregate principal amount equal to the sum of (1) the excess of the aggregate principal amount of Notes for which a valid Cash Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which cash has been requested) was made over the aggregate principal amount of Notes actually exchanged for cash pursuant to this subsection (iii) and (2) the aggregate principal amount of Notes for which a valid Notes Election or Mixed Election (but only to the extent of the portion of such Mixed Election for which New Notes have been requested) was made.
Non-Electing Notes
     In the event that (x) a Participating Holder validly submits for exchange Notes in the Debt Exchange but does not validly make a Primary Election with respect to the full aggregate principal amount of all Notes submitted for exchange by such Participating Holder, then such Participating Holder will be deemed to have made a Mixed Election with respect to such principal amount of its Notes for which no Primary Election is made (the “Non-Electing Primary Notes”); (y) there is an Exchange Deficiency and a Participating Holder wishes to receive Common Stock in exchange for all or a portion of the Notes validly submitted for exchange by it, but does not validly make a Secondary Election with respect to the full aggregate principal amount of all Notes submitted for exchange by such Participating Holder (the “Non-Electing Secondary Election Notes”), or (z) if such Participating Holder makes a Stock Election for all or a portion of the Notes submitted for exchange by it in the Debt Exchange, but does not validly make a Back-Up Election for the full aggregate principal amount of all Notes submitted for exchange by it (the “Non-Electing Back-Up Election Notes” and, collectively with Non-Electing Primary Election Notes and Non-Electing Secondary Election Notes, the “Non-Electing Notes”), then, in each case, such Participating Holder will be deemed to have made a Mixed Election with respect to such principal amount of Non-Electing Notes, based on the proportion that each of the Available Cash and the Available Notes, respectively, bears to the aggregate sum of the Available Cash and the Available Notes. Non-Electing Notes shall be subject to proration in the same manner as if a Mixed Election were made with respect to such Notes.

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EXHIBIT C
TERMS OF NEW NOTES

Issuer	Builders FirstSource, Inc.

Guarantors	All wholly owned domestic subsidiaries of the Issuer that currently guarantee the existing Notes of the Issuer.

Principal	No more than $145.0 million.

Maturity	February 15, 2016 (the “Maturity Date”). All obligations then outstanding under the New Notes shall be payable in full on the Maturity Date.

Interest Rate	3-month LIBOR (with a 3.0% floor) plus 10.0%.

Payable quarterly on the 15th of February, May, August, and November of each year. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Rate	Additional 2.00%

Amortization	None.

Optional Prepayments	Prior to February 15, 2011	105%
	After February 15, 2011, and prior to February 15, 2012	102.5%
	After February 15, 2012, and prior to February 15, 2013	101%
	After February 15, 2013	100%

Offer to Purchase with Asset Sale Proceeds	Same as set forth in the Old Indenture.

Collateral	All amounts owed in connection with the New Notes shall be secured by a perfected, second priority lien on and security interest in all of the Collateral (as defined in the Old Indenture); provided that, for the avoidance of doubt, the Collateral shall not include “securities” of any of the Company’s “affiliates” (as the terms “securities” and “affiliates) are used in Rule 3-16 of Regulation S-X under the Securities Act).

Collateral Trust Fee	TBD

Covenants	Same as set forth in the Old Indenture; provided that (i) the definition of Borrowing Base shall be modified to give pro forma credit for any accounts and inventory acquired since the last quarterly financials, (ii) the basket under Section 4.09(b)(1)(A) shall be reduced from $375 million to the sum of (y) the Borrowing Base (as defined in the Old Indenture) and (z) $75 million, and (iii) the Issuer shall be permitted (y) to refinance any remaining Notes with debt which is secured on a pari passu basis with the New Notes; and (z) to issue additional New Notes in exchange for any Notes outstanding following the closing of the Debt Exchange pursuant to and under the new indenture that will govern the New Notes (and, for purposes of clarity, such additional New Notes will be secured on a pari passu basis with the other New Notes).

Events of Default	Same as set forth in the Old Indenture.

Closing Date	The effective date of the Recapitalization.

Allocation	The New Notes will be issued as part of the contemplated Recapitalization.

Conditions Precedent to Closing	Satisfaction of all conditions to the closing of the Debt Exchange and the Rights Offering.

Registration Rights	A resale shelf registration statement covering sales of the New Notes and shares of Common Stock received in the Debt Exchange will be effective prior to closing.

EXHIBIT D
Proposed Amendments to the Indenture
     We intend to seek the Consents of the Holders to the Proposed Amendments and to the execution and delivery by us of the Supplemental Indenture. The Proposed Amendments constitute a single proposal, and an exchanging Holder must Consent to the Proposed Amendments as an entirety and may not Consent selectively to specific Proposed Amendments. A Holder who validly submits Notes for exchange will, by submitting such Notes for exchange, be consenting to the Proposed Amendments with respect to such Notes.
     The Supplemental Indenture will effect the Proposed Amendments, the principal purpose of which is to eliminate substantially all of the restrictive covenants, certain conditions to defeasance, and certain events of default in the Indenture and to release all of the liens on the collateral securing the Notes. All statements herein regarding the substance of any provision of the Proposed Amendments and the Indenture are qualified in their entirety by reference to the Indenture.
     The Supplemental Indenture will eliminate substantially all of the covenants in Article Four of the Indenture and certain similar provisions in the Notes, other than the covenants to pay the principal of, and interest on, the Notes when due.
     In connection with the Proposed Amendments, we also intend to seek the consent of the Holders to release all of the Collateral from the Liens securing the Notes and to authorize the Collateral Agent to execute all documents necessary in order to effectuate and evidence this release.
Deletion of Restrictive Covenants
     The Proposed Amendments will eliminate the following restrictive covenants, events of default and conditions to defeasance in their entirety from the Indenture and the Notes. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated by reference.

SECTION 4.07	Restricted Payments. This section limits the ability of the Company and the Restricted Subsidiaries to make Restricted Payments. “Restricted Payments” is defined to include, among other things, certain dividends and distributions in respect of the capital stock, options, and other equity interests of the Company or its Restricted Subsidiaries; the acquisition of the capital stock, options, and other equity interests of the Company (through repurchase, redemption, retirement, or otherwise), the early retirement of subordinated debt; and Investments (other than Permitted Investments).

SECTION 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries. This section generally prohibits consensual restrictions on the ability of the Restricted Subsidiaries to make distributions, including dividends, in respect of their capital stock, pay any indebtedness owed to the Company, or make loans to or transfer property to the Company or the Restricted Subsidiaries.

SECTION 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. This section limits the ability of the Company and the Restricted Subsidiaries to incur Indebtedness or issue shares of preferred stock. “Indebtedness” is defined to include, among other things, borrowed money, capital lease obligations, the deferred purchase price of property, reimbursement obligations with respect to letters of credit and banker’s acceptances, hedging obligations, Indebtedness of another party secured by a lien on one’s assets, and guarantees of Indebtedness.

SECTION 4.10	Asset Sales. This section limits the ability of the Company and the

Restricted Subsidiaries to dispose of assets (including the capital stock of Subsidiaries) and generally requires an offer to repurchase Notes from the Holders with the proceeds of any such disposition that are not used to repay Indebtedness under the Company’s senior credit facility, in permitted capital expenditures, or as otherwise permitted under the Indenture.

SECTION 4.11	Transactions with Affiliates. This section limits the ability of the Company and the Restricted Subsidiaries to enter into transactions with Affiliates and imposes requirements on such transactions, including that the terms of such transactions be no less favorable to the Company or Restricted Subsidiary than those which would have been obtained in a comparable transaction with an unrelated person and that a fairness opinion be rendered under certain circumstances.

SECTION 4.12	Liens. This section prohibits the Company and its Restricted Subsidiaries from incurring any Lien (other than Permitted Liens) on any asset.

SECTION 4.15	Offer to Repurchase Upon Change of Control. This section requires that, upon a “Change of Control,” the Company commence an offer to repurchase outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of Notes. “Change of Control” is defined to include, among other things, the sale of all or substantially all of the assets of the Company and its Subsidiaries (other than to Building Products, LLC and its Affiliates), the dissolution of the Company, a merger or other transaction in which a person other than Building Products, LLC and its Affiliates acquires more than 50% of the voting stock of the Company, or certain changes in the composition of the board of directors of the Company.

SECTION 4.16	Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries. This section prohibits the Company and its Restricted Subsidiaries from transferring the capital stock and other equity interests of Wholly-Owned Restricted Subsidiaries to any person other than the Company or a Wholly-Owned Subsidiary of the Company and prohibits Wholly-Owned Restricted Subsidiaries from issuing capital stock to any person other than the Company or a Wholly-Owned Subsidiary of the Company.

SECTION 4.17	Limitation on Issuances of Guarantees of Indebtedness. This section prohibits a Restricted Subsidiary that is not already a Guarantor of the Notes from guaranteeing Indebtedness of the Company unless such Restricted Subsidiary becomes a Guarantor of the Notes and its guarantee of the Notes ranks senior to or pari passu with the guarantee of other Indebtedness.

SECTION 4.18	Payments for Consent. This section prohibits the Company and its Restricted Subsidiaries from making payments to Holders for consents, waivers, and amendments unless such payment is offered to, or paid to, all Holders that agree to the request within the time specified in the solicitation documents with respect thereto.

SECTION 4.19	Additional Note Guarantees. This section requires new Domestic Restricted Subsidiaries to guarantee the Notes.

SECTION 4.20	Designation of Restricted and Unrestricted Subsidiaries. This section establishes requirements for the designation of a Subsidiary or Restricted Subsidiary as an Unrestricted Subsidiary and the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

SECTION 5.01	Merger, Consolidation, or Sale of Assets. This section restricts the ability of the Company to engage in mergers and consolidations with or into other persons and to sell, lease, or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries.

SECTION 6.01 (3), (4), (5), (6), and (7)	Events of Default. This section sets forth events of default under the Indenture.

•   (3) relates to the Company’s failure to comply with Sections 4.15 (Offer to Repurchase Upon Change of Control) and 5.01 (Merger, Consolidation, or Sale of Assets) of the Indenture, each of which is described above.

• (4) relates to the failure to comply with the covenants in the Indenture after 60 days’ written notice.

• (5) relates to payment defaults and cross acceleration on other Indebtedness.

• (6) relates to the failure to pay, discharge, or have stayed final judgments.

• (7) relates to the cessation of the enforceability of the liens, pledges, and other agreements that secure the Notes.

SECTION 8.04	Conditions to Legal or Covenant Defeasance.

•    (1) requires an opinion from an investment bank or independent public accountants relating to the sufficiency of payments to be made on Notes to be defeased and will be eliminated only to the extent of such requirement.

• (2) requires a tax opinion in connection with legal defeasance.

• (3) requires a tax opinion in connection with covenant defeasance.

• (4) requires absence of a default or an event of default.

• (5) requires absence of breach or defaults under the Indenture and other material agreements.

• (6) requires an officers’ certificate attesting the absence of any intent to prefer the Holders of Notes to other creditors of the Company.

• (7) requires an opinion of counsel and officer’s certificate with respect to satisfaction of conditions precedent.

ARTICLE 10	Collateral and Security. This article provides for liens upon substantially all of the assets of the Company and its Subsidiaries to be granted to the Collateral Trustee in order to secure the Notes.
     The Proposed Amendments would also modify Section 3.03 to permit notice of redemption and the redemption of the Notes to occur on the same day and Section 7.12 to eliminate the appointment of the Collateral Trustee.
Amendment to the Notes.
     The Notes include certain of the foregoing provisions from the Indenture. The Proposed Amendments will delete such provisions from the Notes.
Deletion of Definitions.
     The Proposed Amendments would delete those definitions from the Indenture if references to such definitions would be eliminated as a result of the elimination of the covenants described above. On or promptly following receipt of the requisite number of Consents, we and the Trustee will execute the Supplemental Indenture containing the Proposed Amendments. If the Debt Exchange is terminated or withdrawn or the Notes are not accepted for exchange for any reason, the Proposed Amendments will have no effect on the Indenture, the Notes, or the Holders.